Exhibit 4.17

EXECUTION COPY

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT, made and entered into on December 1, 2007 by and between 60 PINEVIEW LLC, organized and existing under and by virtue of the laws of the state of New York having its principal office at 60 Pineview Drive, Amherst, New York 14228 (the “Sublessor”) and IMMCO DIAGNOSTICS, INC., organized and existing under and by virtue of the laws of the State of New York with its address at 60 Pineview Drive, Amherst, New York 14228 (the “Sublessee”).

RECITALS

A. Pursuant to that certain Amended and Restated Lease Agreement dated as of February 28, 2001 (the “Lease Agreement”), Sublessor leases from the Amherst Industrial Development Agency (the “Agency”) certain property located at 60 Pineview Drive, Amherst, New York 14228 (the “Property”).

B. Sublessor and the Agency entered into the Lease Agreement in connection with a Bond Inducement (the “Bond lnducement”) for the construction of the building containing 15, ZOQ rentable square feet (the “Building”) on the Property, pursuant to which the Agency issued and sold Industrial Development Bonds (“Bonds”) (“Bond Financing”) and in connection therewith acquired title to the Property and leased it and the Building to Sublessor.

C. Sublessor desires to lease to Sublessee and Sublessee desires to hire from Sublessor the Building and the Property, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations and agreements contained in the Sublease Agreement, the parties agree as follows:

1. Leased Premises. Sublessor hereby leases to Sublessee and Sublessee hires from Sublessor the premises located at 60 Pineview Drive, Amherst, New York (the “Leased Premises”), together with all of Sublessor’s right, title and interest in and to all other improvements situated thereon and all easements, rights of way, licenses, agreements, privileges, hereditaments and appurtenances, if any, inuring to the benefit of such premises, upon the terms and conditions set forth in this Sublease Agreement. The Leased Premises are more particularly described on Exhibit A attached hereto and made apart hereof.

2. Term. The term of this Sublease Agreement shall be for One Hundred Twenty (120) months, which shall commence on December 1, 2007, and shall terminate on November 30, 2017. In the event that the Lease Agreement expires or is terminated prior to the expiration of the term of this Sublease Agreement, (i) this Sublease Agreement shall automatically become a direct lease between Sublessee and Sublessor, the holder of the Bonds (the “Bondholder”), the Agency or any other person or entity which may become the owner of the Property; (ii) such owner shall succeed to and assume and agree to perform all of the Sublessor’s covenants, agreements and obligations under this Sublease Agreement and (iii) Sublessee’s possession of the

Leased Premises will not be disturbed during the term of this Sublease Agreement. This Sublease shall continue in full force and effect in the event the Sublessor becomes the owner of the Property or in the event the Sublessor is no longer the Sublessor of the Property. In the event the Sublessor becomes the owner of the Property, this Sublease Agreement shall automatically and without any further action become the primary lease agreement. In such event, all references herein to “Sublessor” shall become “Landlord,” all references to “Sublessee” shall become “Tenant,” and all references to the Lease Agreement, Agency, Bond Inducement, Bonds, Bond Financing, Bondholder, Mortgage and Security Documents shall have no further force and effect.

3. Use. Sublessee’s Use of the Premises. Sublessee shall occupy, use and operate the Leased Premises only for laboratory and office space. Sublessee acknowledges and agrees that the Premises will not be used for the retail sale of any goods or services. Sublessee will use the-Premises in a careful, safe and proper manner. Sublessee will not use or permit the Premises to be used or occupied for any purpose or in any manner prohibited by any applicable laws. Sublessee will not damage or suffer or permit damage to be committed in, on, or about the Premises, reasonable wear and tear excepted.

Sublessee shall at its own cost and expense promptly observe and comply in all material respects with all laws, ordinances, requirements, orders, directives, rules and regulations of the federal, state, county, municipal or town governments and of all governmental authorities affecting its occupancy of and conduct of its business at the Lease’ Premises, Whether the same are in force at the commencement of the term of this Sublease Agreement or may in the future be passed, enacted or directed. Sublessor acknowledges that all construction performed hereunder shall comply in all material respects with all laws, ordinances, requirements, orders, directives, rules and regulations of the federal, state, county, municipal or town governments and of all governmental authorities affecting its occupancy of and conduct of its business at the Leased Premises, whether the same are in force at the commencement of the term of this Sublease Agreement or may in the future be passed, enacted or directed.

4. Rent.

a. As used herein, a Lease Year shall be each twelve-month period commencing on the date of the commencement of the term hereof or any anniversary thereof. If the term of this Sublease Agreement commences after January 1”, the period from the commencement date through December 31st of that year shall be known as the “Initial Partial Lease Year” with all references to a Lease Year inclusive of the Initial Partial Lease Year and the Final Partial Lease Year.

b. Sublessee covenants, guarantees and agrees to pay to Sublessor the rents as shown Exhibit C per square foot, per annum payable in equal monthly installments in advance without notice, demand, offset or deduction on the first day-of each month of the term.

c. No payment by Sublessee or receipt by Sublessor of a lesser amount than that provided herein shall be deemed to be other than on account of the earliest stipulated rent; nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Sublessor may accept such check or payment without prejudice to Sublessor’s right to recover the balance of such rent or pursue any other remedy provided herein.

d. Late Pament. In the event that any payment of rent due hereunder shall not be paid by the fifth day after which it is due, a late charge of four (4%) percent for each dollar not paid may be charged by Sublessor with additional late fees of two (2%) percent of the outstanding balance per month beginning fifteen (15) days after the due date of any payment. This charge shall be in addition to and not in lieu of any other remedy Sublessor may have and is in addition to any reasonable fees and charges of any agents or attorneys Sublessor may employ as a result of any default in the payment of rent hereunder, whether authorized herein or by law. Any such “late charges” ‘if not previously paid’ shall, at the option of Sublessor, be added to and become part of the succeeding rent payment to be made hereunder and shall be deemed to constitute additional rent.

e. Upon the execution of the Sublease Agreement, Sublessee shall pay to Sublessor the amount of $0.00 as partial prepayment of the base rent for the last month of the term hereof.

f. In the event that the term commences after the first day of a month or expires prior to the last day of a month, rent for such month shall be prorated.

5. Sublessee‘s Pro Rata Share of Taxes, Insurance and Other Expenses.

a. Included in the rents shown in Exhibit C are Sublessee’s pro rata share of Operating Expenses as defined herein, with the first twelve (12) months of occupancy defined as the “Base Year” for purposes of calculating and charging to the Sublessee any increase in the Base Year Operating Expenses. Commencing in the third year of the Lease term, Sublandlord will be entitled to charge as additional monthly rent the amount, if any, of its pro rata share of any expected increase for such expenses over the prior year. Sublessee shall pay to the Sublessor as additional monthly rent increases in its pro rata share of the following expenses collectively defined as “Operating Expenses” beyond the Base Year expense, which is included in the lease rate schedule in Exhibit C, (i) all state and locate real estate taxes and assessments, and payments in lieu thereof, and all other charges and assessments imposed upon the Property, (ii) all common utility costs including gas, water and electric, (iii) premiums for fire, rent liability, and other insurance maintained by Sublessor pursuant to Section l3(b) hereof, (iv) all Maintenance Expenses as defined herein, and (v) the cost of all services performed by Sublessor, including those set forth in Paragraph 3 of Exhibit D. Maintenance Expenses are defined as: ordinary repairs and maintenance (but excluding structural repairs and replacement and repairs and replacement to Building system which shall be performed by Sublessor at its sole cost and expense), landscaping, snow removal, trash removal and window cleaning including the cost of

Sublessor’s services as defined in Paragraph 3 of Exhibit D. Sublessor shall initiate and prosecute proceedings for an abatement to real estate taxes for the Leased Premises following the request of Sublessee. Nothing in this Sublease Agreement shall be construed as placing upon Sublessee any obligation to pay any income tax, any transfer tax or documentary stamp tax, any inheritance tax, any capital gains tax, any franchise tax or any capital stock tax.

b. Sublessee’s pro rata share increase over the Base Year amount of the items enumerated in Section 5(a) (the “Operating Expenses”) shall be payable pursuant to Subsection 5(b) as follows: (i) Sublessor shall provide to Sublessee Sublessor‘s estimate of the aggregate amount which will be incurred by Sublessor for the enumerated items during the applicable Calendar Year and shall compare said estimated expense to the Base Year expense. Beginning with January of the Calendar Year following the Commencement Date and each January of the Term thereafter, the rent shall be adjusted to reflect the estimate of Enumerated Items excess of the Base Year applicable to the current Calendar Year. As soon as reasonably possible after the completion of each Calendar Year, or, if the method set forth in this Subsection 5(b) is in effect for only part of a Calendar Year, Sublessor shall deliver to Sublessee a statement of the aggregate amount spent by Sublessor for the Enumerated Items during such Calendar Year or applicable part thereof less the Base Year portion included in Sublessee’s lease rate. If the aggregate amount paid by Sublessee exceeds its actual pro rata share of said increase, Sublessor shall credit such excess against Sublessee’s estimated payments toward its pro rata share increase of the cost of the Enumerated Items for the remaining Calendar Year, or-at Sublessor’s’ option, shall remit such excess to Sublessee. In the event the term of this Sublease Agreement has expired or been earlier terminated, then Sublessee shall be entitled to a refund of such excess from Sublessor (net of any amounts whatsoever which Lessee may still owe to Sublessor notwithstanding such expiration or early termination) within thirty (30) days after such date or expiration or earlier termination.

c. In the event of a Final Partial Lease Year, the amount of Sublessee’s pro rata share of the Enumerated Items of the Building payable to Sublessor for such year shall be prorated.

d. Upon ten (10) days prior written notice to Sublessor, Sublessee shall have the right to examine all of Sublessor’s records, books, statements, bills and other material evidencing operating costs incurred by Sublessor. If any such examination reveals an overpayment Lessee to Sublessor, Sublessee shall have the right to credit such overpayment against rent obligations next coming due and, in the event the term of this Sublease Agreement has expired or been earlier terminated, then Sublessee shall be entitled to a refund of such excess from Sublessor (net of any amounts whatsoever which Lessee may still owe to Sublessor not with standing such expiration or early termination) within thirty (30) days after such date or expiration or earlier termination.

6. A Sublessor’s Services. Provided that Sublessee is not in default of any of the terms, conditions or provisions contained in this Sublease Agreement, Sublessor shall, during the term of this Sublease Agreement, and subject to Sublessee’s obligation to pay its pro rata share thereof in accordance with Section 5, provide, as needed, exclusive of holidays, those services described in Exhibit D, attached hereto and made a part hereof.

7. Utilities. Sublessee shall be responsible for the cost of all gas, telephone service, electricity, and other utility services, excluding water, used in or to be supplied for the Leased Premises, including any deposits for meters and/or service. Sublessor shall hot be liable or responsible for any failure of any entity to supply such service or for any loss, damage or injury caused by or related to such service and in the event of such failure the Sublessee shall not be entitled to any cessation, abatement, reduction or offset of rent.

8. Maintenance and Repairs. Any guaranties and warranties shall inure for a period of time from contractors and/or manufacturers resulting from the initial construction, thereafter, Sublessee shall, at its sole expense, be responsible for maintaining the Leased Premises in a good, orderly and safe condition and state of repair and shall, to the reasonable satisfaction of Sublessor, make all repairs required to be made thereto (except those, if any, to be made by Sublessor pursuant to Exhibit D), including, without limitation, interior and exterior window cleaning and repairs or replacements to those components of the heating system, plumbing system, water system, electrical system,‘air conditioning system and carpeting and wall coverings which are located within the Leased Premises or serve Leased Premises exclusively. Sublessee shall be responsible for cleaning the Leased Premises and depositing trash in receptacles acceptable to Sublessor. Sublessor shall enter into a maintenance contract for the maintenance and repair of the heating, plumbing, water, electrical, and air conditioning systems. Sublessee shall also repair, at its sole expense, any damage to the Property, the Leased Premises, the Building or any appurtenances thereto caused by the misuse or negligence of Sublessee, its employees or invitees. Sublessee agrees to replace all broken glass with glass of the same size and quality of that broken. Sublessee shall not be entitled to any partial or total abatement of rent for periods during which repairs are required to be made, whether such repairs are the responsibility of Sublessor or Sublessee; provided, however, if the Leased Premises shall, for a period of three (3) consecutive business days, be untenantable (e.g., shall lack any service or operation which Sublessor is required to provide hereunder the lack of which adversely affects the continued operation in the ordinary course of Lessee’s business),’ then all fixed rent and additional rent and other amounts payable by Sublessee hereunder shall thereafter be abated in proportion to such untenantability until the day such service or operation is completely restored. Sublessee shall have no right of access to the roof of the Premises or the Building and shall not install, repair, place or replace any aerial, fan, air conditioner or other device on the roof of the Premises or the Building without the prior written consent of Sublessor, which will not be unreasonably withheld or delayed. Any aerial, fan, air conditioner or device installed without such written consent shall be subject to removal, at Sublessee’s expense, without notice at any time. Sublessor shall repair at Sublessee’s expense, any damage to the Building or roof resulting from the installation, repair, use, or replacement of any such air conditioner or other device. Sublessee may install, with Sublessor’s consent, which shall not be unreasonably Withheld, antennas and microwave antennas so long as Sublessor is held harmless in the use and construction of the antennas and in the event the installation and use voids or impairs the roof warranty, Sublessee shall hold Sublessor harmless and be responsible for all costs and expenses.

9. Access to Leased Premises. Sublessee agrees that Sublessor, or Agency and the Bondholder, shall have such rights to enter upon the Leased Premises during normal business hours and upon giving Sublessee reasonable advance notice, including rights of ingress and egress, as shall be necessary to enable Sublessor, the Agency and the Bondholder to exercise its powers, rights, duties and obligations as are set forth in this Sublease Agreement and the Lease Agreement. Sublessor shall further have the right to enter into and grant licenses the right to enter the Leased Premises during Sublessee’s normal business hours, or in the case of a bona fide emergency at any time, upon reasonable notice to Sublessee under the circumstances, for any purpose which the Sublessor may deem necessary, including, without limitation, for making structural repairs to the Building or the Leased Premises or any other repairs for which the Sublessor may be responsible, or for exhibiting the Leased Premises to prospective purchasers, mortgagees or tenants. In all cases of access as provided herein, such ingress and egress will be conducted so as to minimize interference with Sublessee’s use of the Leased Premises and its conduct of business therein.

10. Quiet Enjoyment. Sublessor covenants that so long as Sublessee is not in default hereunder, it shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the term of this Sublease Agreement and any renewal extension hereof, subject to the provisions hereof, of the Lease Agreement, an Indenture of Trust which shall serve the Bond (the “Mortgage”) and all other documents used in connection with the Bond Financing (the “Security Documents”) and any other mortgages, easements, restrictions or agreement to which the Leased Premises are now or shall hereinafter be subject.

11. Alterations.

a. Sublessee shall make no structural alterations, additions or improvements in or to the Leased Premises without Sublessor’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Sublessee makes any alterations, additions or improvements, they shall be made at Sublessee’s sole expenses, and Sublessee shall, before making any such installations, alterations, additions or improvements, obtain all permits, approvals and certificates required by any governmental body or agency, and certificates of final approval thereof, and shall deliver promptly duplicates of all such permits, approvals and certificates to Sublessor. Sublessee agrees to carry, such workers’ compensations, general liability, personal and property damage insurance as Sublessor may require subject to Paragraph 13 below. Sublessee shall compensate Sublessor for Sublessor‘s reasonable out of pocket expenses in reviewing any plans and/or specifications for any proposed alteration, addition, or improvement, whether or not Sublessor consents to the making of same if Sublessor’s consent is required. Sublessee shall have the right, at any time and from time to time during the term of this Sublease Agreement, without notice to Sublessor and without the obligation to obtain Sublessor’s consent or approval, or the consent or approval of the Agency, the Bondholder or any other third party, to make non-structural alterations, additions and improvements to the Leased Premises so long as the same does not (i) damage the basic structure ‘_of the building or (ii) materially decrease the value of the Leased Premises as a whole.

b. Sublessee has no authority or power to cause or permit any lien or encumbrance, whether created by act of Sublessee, operation of law or otherwise, to be attached to or be placed upon the Leased Premises. Any lien or claim of lien filed against the Lease Premises for work claimed to have been done for, or for materials claimed to have been furnished to, shall, within twenty (20) days thereafter, be discharged by Sublessee, or, at the discretion of Sublessee, be bonded pursuant to [the New York Lien Law, at Sublessee’s expense (but only if permitted by Mgrtgage the “Security Documents and any other mortgage which may encumber the Property). If Sublessee fails to discharge (or, if permitted, bond) any such liens, then Sublessor may, at its option, bond or discharge such lien, and the costs incurred by it in such discharge or bonding shall be due from Sublessee on demand and shall bear interest at ten Percent (10%) per annum.

12. Liability. Sublessee shall defend, indemnify and hold harmless Sublessor, the Bondholder and the Agency and its members, agents and employees from and against all causes of action, claims, damages, losses and expenses, including reasonable attorneys fees, resulting from or arising out of bodily injury or death, or damage to or destruction of property, or damage to the business of Sublessee in connection with Sublessee’s use or occupancy of the Leased Premises or Property and caused by any act or negligence of Sublessee or its agents, contractors, employees, invitees or licensees, whether the same be asserted by third parties, Sublessee or Sublessee’s agents, contractors, employees, invitees or licensees. The foregoing shall hold true except as arising out of the gross negligence or willful misconduct of the Sublessor, the Agency, the Bondholder and each of their respective partners, officers, agents and/or employees.

Moreover, the Sublessor, the Bondholder or the Agency shall not be liable for any damage or injury to the Leased Premises, to any property therein, to Sublessee, its agents, contractors, employees, invitees or licenses, arising from any use or condition of the Leased Premises or Property including, without limitation, any injury or damage to persons or property resulting from fire, explosion, collapse, falling plaster, steam, gas, electricity, water, rain or snow leaks from any pat of the Leased Premises or from the pipes, sprinklers, appliances or plumbing works or from the roof, street or subsurface or from any other place or by any dampness or by any other cause whatsoever and Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all causes of action, claims, damages, losses and expenses, including reasonable attorneys fees, caused by any act or negligence of Sublessee’s agents, contractors, employees, invitees or licensees in connection therewith, except for damage or injury to the Leased Premises caused by the gross negligence or willful misconduct of the Sublessor, the Agency, the Bondholder and each of their respective partners, officers, agents and/or employees.

13. Insurance.

a. Sublessee shall, at its sole option and expense, at all times during the term of this Sublease Agreement, either self-insure or maintain in force a policy or policies of (i) comprehensive public liability insurance, including liability for both bodily injury and property damage, against claims for loss of life, bodily injury and property damage occurring in, on or about the Lease Premises or with respect to the operation of Sublessee in the Lease Premises, in which the limit of general liability coverage shall not be less than two million dollars ($2,000,000) for combined single bodily injury: death, and property damage liability and (ii) fire, casualty and extended risk insurance covering Sublessee’s property and inventory used or stored at the Leased Premises- If the Sublessee elects the Insurance Option, each policy of insurance shall be written by one or more insurance companies licensed to do business in the State of New York, shall name Sublessor, the Bondholder and the Agency as additional insured and as a certificate holder thereof, with express waivers and subrogation against Sublessor and the Bondholder and the Agency and shall provide that if the insurers cancel such insurance for any reason whatsoever, or the same is allowed to lapse or expire, or there be any reduction in amount, or any material change is made in the coverage, such cancellation, lapse, expiration, reduction of change shall not be effective as to Sublessor, the Bondholder and the Agency until thirty (30) days after receipt by the Sublessor, the Bondholder and the Agency of written notice thereof. A certificate of said insurance shall be delivered to Sublessor on or before the commencement of the term of this Sublease Agreement, and certificates with respect to all renewals, extensions or replacements thereof shall thereafter be furnished to Sublessor, the Bondholder and the Agency at least ten (10) days prior to the expiration or cancellation of any policies which they replace. Sublessee shall name Bondholder, Agency and Sublessor as additional insureds on all policies of liability insurance.

b. Subject to Sublessee‘s obligation to reimburse for Sublessee’s pro rata share of the cost thereof in accordance with Section 5, Sublessor shall maintain during the term of this Sublease Agreement insurance policies providing coverage for (1) fire, casualty and extended risk for the Building for the full replacement value thereof, (ii) liability of Sublessor for personal injury and property damage caused by occurrences on or connected with the property, (iii) loss of rent by Sublessor during period for which rent is abated hereunder because bf fire or casualty damage, and (iv) such other insurance as the Agency or Bondholder may require.

14. Fire and Other Casual. In the event that the Leased Premises shall be rendered wholly untenantableby fire or other casualty, the Sublessor shall be entitled to the proceeds of all applicable insurance maintained by Sublessee, and may, at its option, (a) terminate the Sublease Agreement by giving Sublessee written notice thereof within thirty (30) days from the date of said damage or destruction, or (b) repair or replace the Leased Premises to substantially the same condition as prior to the damage or destruction to the Leased Premises, but Sublessor shall have no obligation to repair or replace any improvements, alterations or additions made by Sublessee. If the Sublessor fails to commence to repair the damage or destruction within ninety (90) days from the date of such damage or destruction or within thirty (30) days from the receipt of the insurance proceeds, whichever is later, or if the Leased Premises shall not-have been substantially replaced or repaired within one hundred eighty (180) days after date of damage or destruction or ninety (90) days after receipt of insurance proceeds whichever is later .or if the casualty is of such a substantial nature that it includes more than 25% of the building area of the Leased Premises, Sublessee shall have the option, to be exercised by notice in writing to the Sublessor within thirty (30) days after such taking, to terminate this Sublease Agreement, Sublessee may, at its option, terminate this Sublease Agreement by giving written notice to Sublessor within fifteen (15) days after Sublessor’s failure to commence or substantially complete said repairs Within the applicable time period. The rent herein required to be paid shall abate during the period of such untentability.

If the Leased Premises shall be damaged in part by fire or other casualty, but still remain partially tenantable, Sublessor shall repair the Leased Premises to substantially the same condition as prior to the damage to the extent of the proceeds of insurance available to Sublessor but Sublessor shall have no obligation to repair or replace any improvements, alterations or additions made by Sublessee- Sublessor shall commence repair of the damage or destruction within ninety (90) days from the date of occurrence or thirty (30) days from receipt of such insurance proceeds, whichever is later. During the period of such repairs and restorations, this Sublease Agreement shall continue in full force and effect, and Sublessee shall be required to pay rent herein reserved, abated by the percentage of area of the Lease Premises, to the extent that such abatement is covered by Sublessor’s rent insurance (if any). If the portion remaining does not allow Sublessee to operate its business and Sublessee vacates the property, Sublessee shall be entitled to a full rent abatement.

In the event that any damage or destruction occurs during the last twelve (12) months of the initial term of this Sublease Agreement or any extension of the term, to the extent of fifty percent (50%) or more of the insurable value of the Leased Premises, Sublessor may, at its option, terminate this Sublease Agreement by giving notice of such election to Sublessee within thirty (30) days after such damage or destruction. In such event, Sublessor shall receive the proceeds of the Sublessee’s insurance policies without obligations to rebuild or restore the Leased Premises, and Sublessee shall execute any waiver, which may be required of it by any insurer or Sublessor.

15. Eminent Domain. In the event that all or any portion of the Leased Premises shall be taken by any governmental authority under the exercise of its right of eminent domain or similar right (or by act in lieu thereof), all right, title and interest in and to any award granted (or sums paid in lieu thereof) shall belong entirely to Sublessor, and Sublessee hereby assigns to Sublessor all of its interest, title or claim, if any, in and to such award (or sums paid in lieu thereof), including but not limited to, any part of such award attributable to Sublessee’s leasehold interest, if any. Nothing contained herein shall preclude Sublessee from seeking a separate award from the condemning authority for its moving expense and loss of any trade fixtures. In the event of a partial taking, rent shall be reduced as of the date of such taking by an amount that shall equitably reflect the portion of the property taken. If the taking is of such a substantial nature that (a) it includes more than 25% of the building area of the Leased Premises or (b) Sublessee cannot conduct its operations in the Leased Premises, Sublessee shall have the option, to be exercised by notice in writing to the Sublessor within thirty (30) days after such taking, to terminate this Sublease Agreement, or, if such taking be total, this Sublease Agreement shall terminate upon the taking. In the event that this Sublease Agreement is terminated pursuant to this Section 15, Sublessee shall not have any claim against Sublessor for the balance of the unexpired term of this Sublease Agreement If the portion remaining after such partial taking does not allow Sublessee to operate its business and Sublessee vacates the Property, Sublessee shall be entitled to a full rent abatement.

16. Subordination, Non-Disturbance and Attornment. This Sublease Agreement and Sublessee’s rights under this Sublease shall be subject and subordinate to any mortgage, the Security Documents and to any other mortgage which now cucumbers or shall hereinafter encumber the Property, provided that any such subordination shall be expressly conditioned, upon the holder of any mortgage agreeing not to disturb Sublessee’s rights hereunder so long as no Event of Default shall exist. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee or Sublessor. In confirmation of such subordination, however, Sublessee shall, at Sublessor’s request, promptly execute any appropriate certificate or instrument that Sublessor may reasonably request. The Non-Disturbance and Attornment Agreement is provided herein and attached hereto as Exhibit F.

17. Estoppel Certificate. .Each of Sublessee and Sublessor shall, from time to time, upon not ‘less than fifteen (15) days prior to written request by the other party, execute, acknowledge and deliver to the requesting party a written Estoppel Certificate in such form as the requesting party may reasonably require, certifying that this Sublease Agreement is unmodified and in fiill force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), that dates to which the rent and other charges have been paid, whether or not to the best of certifying party’s knowledge, the requesting party is in default hereunder (and if so, specifying the nature of the default), and such other matters as may be required by the requesting party or the holder of any mortgage to which the Leased Premises are subject, it being intended that any such statement delivered pursuant to this Section 17 may be relied upon by a prospective purchaser of Sublessor’s interest or mortgagee of Sublessor’s interest or assignee of any mortgage or deed of trust upon Sublessor’s interest in the Leased Premises or assignee of Sublessee’s interest hereunder.

18. Default.

a. Any one or more of the following events shall constitute and “Event of Default” hereunder: (i) if Sublessee fails to pay any installment of rent or additional rent within fifteen (15) days after it is due and within fifteen (15) days after written notice is given to Sublessee; (ii) if Sublessee fails to remedy a default by it with respect to any of the other covenants, conditions and agreements contained herein or in any rider, exhibit or other addendum hereto, Within forty-five (45) days after notice thereof and, in the event of any such alleged default in the obligation of Sublessee under this Sublease pursuant to clause (ii) of this paragraph, Sublessor will deliver to Sublessee within three (3) days of the occurrence, written notice listing the reasons for Sublessee‘s default and Sublessee wilhhave forty-five (45) days. following receipt of such notice to cure such alleged default or, in the event the alleged default cannot reasonably be cured within a forty-five (45) day period, to commence action and proceed diligently to cure such alleged default; or (iii) if a petition in bankruptcy is filed by Sublessee or if proceedings under any bankruptcy or debtor’s relief law is filed are taken by or against Sublessee, or if Sublessee becomes insolvent or admits in writing its inability to pay its debts as they become due, or if proceedings are taken by or against Sublessee seeking the appointment of a receive or similar relief, provided that in the event an involuntary petition is so”filed against Sublessee, there shall be no Event of Default unless the same is not dismissed within sixty(60) days after its filing.

b. If an Event of Default shall occur, Sublessor may, in addition to any other right or rights which Sublessor may have, serve a written three (3) days’ notice of cancellation of the Sublease Agreement upon Sublessee, and upon the expiration of said three (3) days, this Sublease Agreement and the term hereunder shall end and expire as fully and completely as if the date of expiration of such three (3) day period were the day herein definitely fixed for the end and expiration of this Sublease Agreement and the term thereof, and Sublessee shall then quit and surrender the Subleased Premises to Sublessor, but Sublessee shall remain liable as hereinafter provided. If the three (3) day notice of cancellation shall have been given, and the term shall expire as aforesaid, or if any execution or attachment shall be issued against Sublessee or any of Sublessee’s property where upon the Leased Premises shall be taken or occupied by someone other than Sublessee, then and in either of such events Sublessor may, without notice, re-enter the Leased Premises and dispossess Sublessee and the legal representative of Sublessee or other occupant of the Lease Premises by summary proceedings or otherwise, and remove their effects using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of rent or other amounts payable under this Subleasc Agreement or as a result of any preceding breach of covenants or conditions; and hold the Leased Premises as if this Sublease Agreement had not been made, but Sublessee shall remain liable hereunder as hereinafter provided.

c. In case of any such default, re-entry, expiration and/or dispossession by summary proceedings otherwise, (1) all rent, additional rent and other sums to be paid by Sublessee pursuant to this Sublease Agreement shall become due thereupon and paid up to the time of re-entry, dispossession and/or expiration, together with such reasonable expenses as Sublessor may incur for legal expenses, attorneys‘ fees, brokerage, and/or putting the Leased Premises in good order, (2) Sublessor may re-let the Leased Premises or any part or parts thereof, either in the name of Sublessor or otherwise, for a term or terms, which may at Sublessor’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Sublease Agreement and may grant concessions of free rent and/or (3) Sublessee or the legal representatives of Sublessee shall also pay Sublessor as liquidated damages for the failure of Sublessee to observe and perform Sublessee’s covenants herein contained, any deficiency between the rents and other sums hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the Lease Property for each month of the period which would otherwise have constituted the balance of the term of this Sublease Agreement. In computing such damages there shall be added to the said deficiency such reasonable expenses as Sublessor may incur in connection with re-letting, such as legal expenses, attorneys fees brokerage and for keeping the Leased Premises in good order. Sublessor, at Sublessor’s option, may make such alterations, repairs, decorations and replacements as are reasonably necessary or desirable for the purpose of re-letting the Leased

Premises; and the making of such alterations and/or decorations shall not operate or be construed to release Sublessee from liability hereunder as aforesaid. Sublessor agrees to use commercially reasonable efforts to mitigate its damages from an Event of Default but neither the failure or refusal of Sublessor to re-let the Leased Premises or any part of parts thereof nor, in the event that the Leased Premises are re-let, the failure of Sublessor to collect the rent under such re-letting shall release or affect Sublessee’s liability for damages, and Sublessor shall not in any way be liable for same, but, if Sublessor fails to collect such rent, Sublessee is hereby authorized to collect the same and apply the same to any indebtedness owing to Sublessor. Any such damages shall be paid in monthly installments by Lessee on the rent days specified in this Sublease Agreement and any suit brought to collect the amount of deficiency for any month or months shall not prejudice in any way the rights of Sublessor to collect the deficiency for any subsequent month or months by a similar proceeding. Any such action may be an action for the full amounts of all rents then due or to be due to, and all damages then suffered or to be suffered bySublessor. Mention in this Sublease Agreement of any particular remedy shall not preclude Sublessor from resorting to any other remedy, in law or in equity. The foregoing remedies and rights of Sublessor are cumulative. Sublessee expressly waives any and all rights or redemption granted by or under any present or future laws in the event of Sublessee’s eviction or dispossession for any cause. All costs incurred by Sublessor in collecting any amounts and damages owing by Sublessee pursuant to the provisions of this Sublease or to enforce any provision of this Sublease, including reasonable attomeys’ fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Sublessor wil also be recoverable by Sublessor from Sublessee.

d. Notwithstanding anything to the contrary herein, so long as Vijay Kumar is the Chief Executive Officer of Sublessee, Sublessor shall not be entitled to declare or allege that an Event of Default has occurred and shall not be entitled to exercise its remedies under this Section 18.

19. Failure to Insist on Strict Performance. The failure of Sublessor to insist, if any one or more instances, upon a strict performance of any covenant term, provision or agreement of’this Sublease Agreement shall not be construed as a waiver or relinquishment thereof, but the same shall continue and remain in full force and effect notwithstanding any law, usage or custom to the contrary. The receipt by Sublessor of rent with knowledge of the breach of any covenant or agreement hereunder shall not be deemed a waiver of the rights of Sublessor with respect to such breach, and no waiver by Sublessor of any provision hereof shall be deemed to have been made unless expressed in writing and signed by the Sublessor.

20. Surrender of the Leased Premises.

a. Sublessee shall, upon the termination of this Sublease Agreement, by lapse of time or otherwise, returnthe Leased Premises to Sublessor in as good condition as when received, loss by fire or other unavoidable casualty and reasonable wear and tear excepted. It is understood and agreed that the exception made as to “loss by fire or other unavoidable casualty” does not include damages, fires or casualties caused or contributed to by the act or neglect of Sublessee, its servants, agents, employees, invitees or licensees, and not compensated for by insurance. Sublessee shall surrender all keys to the Leased Premises and inform Sublessor of all combinations on locks,- safes and vaults therein.

b. All installations, additions, fixtures and improvements in or upon the Leased Premises, whether placed there by Sublessor or Sublessee, including, without limitation, paneling, decoration, partitions, railings, carpeting and flooring, shall become the property of Sublessor and shall remain upon the Leased Premises at the termination of this Sublease Agreement without compensation, allowance or credit to the Sublessee; provided, however, that Sublessee shall have the option of removing any trade fixtures which it installed in or upon the Subleased Premises and which are not subject to the Mortgage or Security Documents prior to -the termination of this Sublease Agreement, but Sublessee shall remain responsible for repairing any damaged caused to the Leased Premises by such removal. Sublessee shall have no obligation to restore the Property for improvements made to the Leased Premises at the end of the Term. Sublessee shall remove all its equipment at the end of the Term.

c. Any furniture, equipment, machinery or movable property owned by Sublessee and/or brought onto the Subleased Premises during the Lessee’s occupancy there of and not removed at the termination of the Sublease Agreement, shall be deemed to have been abandoned by Sublessee and shall without any further act by Sublessee, be conclusively deemed to have been conveyed by Sublessee to Sublessor and may be sold by Sublessor or disposed of by Sublessor as it sees fit. Any amount realized upon any such sale shall be the property of Sublessor. If Sublessor has directed Sublessee to remove any or all of such property, Sublessee shall remain liable for the cost of its removal and/or the cost of restoring the Leased Premises after such removal.

The provisions of this Section 20 shall survive the termination or expiration of this Sublease Agreement.

21. Holding Over. Should Sublessee fail to vacate the Leased Premises at the termination hereof, such holding over shall operate and be construed to be a tenancy from month to month only, at a base monthly rental equal to the base monthly rental paid for the last month of the term of this Sublease Agreement plus twenty-five percent (25%) of such amount, unless otherwise agreed in writing, plus additional rent as provided herein and otherwise subject to the conditions, obligations and provisions of this Sublease Agreement. No such holding over or payment or acceptance of rent resulting therefrom shall constitute or be deemed reconfirmation or renewal of this Sublease Agreement. Nothing in this Section 21 shall be construed as a consent by Sublessor to the possession of the Leased Premises after the expiration or termination of this Sublease Agreement. Any such holdover tenancy that has the written consent of the Sublessor may be terminated immediately by Sublessor upon thirty (30) days notice.

22. Expenses and Attorneys Fees.

a. Sublessee shall pay to Sublessor as additional rent hereunder all reasonable attorneys fees and expenses and all other expenses which may be incurred by Sublessor (to the extent that same are not paid to Sublessor pursuant to any insurance policies .maintained by Sublessee in accordance with this Sublease Agreement) in enforcing any of the obligations of Sublessee under this Sublease Agreement or in any other litigation or negotiation in which Sublessor shall become involved through or because of Sublessee’s use or occupancy of the Leased Premises, any action or omission of the Sublessee, or the breach of any representations, warranties, covenants or agreements of Sublessee contained in or relating to this Sublease Agreement to the extent the Sublessee is determined to be liable.

b. Sublessor shall pay to Sublessee all reasonable attorneys fees and expenses and all other expenses which may be incurred by Sublessee (to the extent that same are not paid to Sublessee pursuant to any insurance policies maintained by Sublessor in accordance with this Sublease Agreement) in enforcing any of the obligations of Sublessor under this Sublease Agreement or in any other litigation or negotiation in which Sublessee shall become involved through or because of Sublessor‘s action in conjunction with the Leased Premises, any action or omission of the Sublessor, or the breach of any representations, warranties, covenants or agreements of Sublessor contained in or relating to this Sublease Agreement to the extent the Sublessor is determined to be liable.

23. Obligations and Sublessee. If Sublessee fails to perform any of its obligations hereunder, Sublessor may (but shall not be obligated to) perform same, in such event, Sublessee shall reimburse Sublessor for the cost thereof, and said reimbursement shall be due and payable upon demand by Sublessor and shall bear interest at the highest lawful rate. As used herein, the term “highest lawful rate” means the rate of interest as defined in Paragraph 4(d) of this Agreement.

24. Assignment and Subletting. Sublessee shall not, without the prior written consent of Sublessor, have the right to assign this Sublease Agreement, or sublet, or encumber the Lease Premises in whole or in part, or permit any other person or entity to occupy or use same, except that the consent of Sublessor shall not be unreasonably withheld if the Sublessee shall assign this Sublease Agreement or sublet the Leased Premises to a tenant (i) whose use will notinterfere with or undermine the character of the Property, (ii) whose principals have a business reputation which is reasonably satisfactory to Sublessor, (iii) whose financial status and capacity will provide sufficient ability to perform under its agreement with Sublessee. No attempted assignment or subletting, whether with the consent of Sublessor or in Violation of this Section 24, shall relieve the Sublessee from liability for the payment of rent or other sums due hereunder, or from being bound by any of the terms, conditions, covenants and agreements of this Sublease Agreement and any assignment or sublease in violation of this Article 24 will be void. Notwithstanding anything to the contrary contained in this Sublease Agreement, the Sublessor’s Consent shall not be required for an assignment of this Sublease Agreement or a sublease of all or any portion of the Leased Premises to an entity now or hereafter affiliated with Sublessee (including a subsidiary, affiliate or controlling cbrporation) or to any entity which may result from a merger or consolidation by or with the Sublessee, or to any entity to which Sublessee or its owners is selling all or substantially all of its assets or stock.

In the event that Sublessor consents to any proposed assignment, subletting, encumbrance, or granting of a right of use or occupancy, such consent shall not be deemedto be a consent to any other or further assignment, subletting, encumbrance or granting or granting of a right of use or occupancy.

Acceptance of rent from any other person or entity shall not be deemed as a waiver of any provisions of this Sublease Agreement or to be a consent to this Sublease Agreement or to the subletting, encumbrance or use or occupancy of the Leased Premises.

25. Broker. Sublessee and Sublessor agree that no broker brought about this ‘ Sublease Agreement.

26. Rules and Regulations. Sublessee agrees to follow all rules and regulations set forth in Exhibit E attached hereto and such reasonable rules and regulations as,may be promulgated from time to time by Sublessor with respect to the Building (provided any such new rules and regulations shall not unreasonably interfere with Sublessee’s use of the Leased Premises) and the Property in accordance with the notice provisions of this Sublease Agreement.

27. Use of Parking Lot. Sublessee shall have the exclusive right to use any and all parking areas located on the Property.

28. Miscellaneous.

a. This Sublease Agreement shall inure to the benefit of, and shall be binding upon, the Sublessor and the Sublessee and their respective successors and assigns.

b. This Sublease Agreement shall be governed by, and construed in accordance With, the laws of the State of New York.

c. The Sublessee hereby waives the provisions of Section 227 of the New York Real Property Law or any Law of like import now or hereafter in effect.

d. Notices. Any notice, request, demand, consent, approval, or other communication required or permitted under this Sublease must be in writing and will be deemed to have been given when sent by facsimile with receipt acknowledged, deposited with any nationally recognized overnight carrier that routinely issues receipts, or deposited in any depository regularly maintained by the United States Postal Service, postage prepaid, certified mail, return receipt requested, addressed to the party for whom it is intended at its address set forth in Section 38(0). Either Sublessor or Sublessee may add additional addresses or change its address for purposes of receipt of any such communication by giving ten (10) days prior written notice of such change to the other party in the manner prescribed in this Section.

e. This Sublease Agreement shall completely and fully supersede all other prior understandings or agreements, both written and oral, between Sublessor and Sublessee relating to the terms and conditions of this Sublease including but not limited to, the rental of the Leased Premises.

f. If any clause, provision, or section of this Sublease Agreement shall be ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining provisions thereof.

g. This Sublease Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

h. Sublessee does hereby expressly waive all rights to trial by jury on any cause of action directly or indirectly involving the terms, covenants or conditions of this Sublease Agreement or the Lease Premises or any matters whatsoever arising out of or in any way connected with this Sublease Agreement.

i. The provision of this Sublease Agreement relating to waiver of ajury trial and the right of redemption shall survive the termination or expiration of this Sublease Agreement.

j. Time of the Essence. Time is of the essence of each and every provision of this Sublease.

k. Written Amendment Reguired. No amendment, alteration, modification of, or addition to the Sublease will be valid or binding unless-expressed in writing and signed by Sublessor and Sublessee. Sublessee agrees to make any modifications of the terms and provisions of this Sublease required or requested by any lending institution providing financing for the Building, provided that no such modifications will adversely affect Sublessee’s rights and obligations under this Sublease.

l. Notice of Sublessor’s Default. In the event of any alleged default in the obligation of Sublessor under this Sublease, Sublessee will deliver to Sublessor within three (3) days of the occurrence, written notice listing the reasons for Sublessor’s default and Sublessor will have thirty (30) days following receipt of such notice to cure such alleged default or, in the event the alleged default cannot be reasonably cured within a thirty (30) day period, to commence action and proceed diligently to cure such alleged default. A copy of such notice to Sublessor will be sent to any holder of a mortgage or other encumbrance on the Building of which Sublessee has been notified in writing, and any such holder will also have the same time periods to cure such alleged default

29. Construction. In this Sublease Agreement, unless the context otherwise requires:

a. [The terms “hereby”, “hereof”, “hereto”, “hereunder”, and. any other similar terms shall refer to this Sublease Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before the date of the execution and delivery of this Sublease Agreement.

b. Words of the masculine gender shall mean and include corrective words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa.

c. Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations and other legal entities, including public bodies, as well as natural persons.

d. Any heading preceding the texts of the several Sections of this Sublease Agreement, and any table of contents appended to copies hereof, shall be solely for convenience or reference and shall not constitute a part of this Sublease Agreement, nor shall they affect its meaning, construction or effect.

30. Force Majeure. This Sublease Agreement and the obligation of Sublessee to pay rent and additional rent hereunder and to perform all of the other covenants and agreements hereunder on the part of Sublessee to be performed shall not be affected, impaired or excused and Sublessor will not be in default under this Sublease or be liable to Sublessee or any other person for direct or consequential damage, or otherwise, for any failure to supply any heat, air conditioning, cleaning, lighting, security; for surges or interruptions of electricity; or for other services Sublessor has agreed to supply during any period when Sublessor uses reasonable diligence to supply such services. Sublessor will use reasonable efforts to diligently remedy any interruption in the furnishing of such services. Sublessor reserves the right temporarily to discontinue such times as may be necessary by reason of accident; repairs, alterations or improvements; strikes; lockouts; riots; acts of God; governmental preemption in connection with a national or local emergency; any rule, order, or regulation of any governmental agency; conditions of supply and demand that make any produce unavailable; Sublessor’s compliance with any mandatory governmental energy conservation or environmental protection program, or any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Sublessee; or any other happening beyond the control of Sublessor. Sublessor will not be liable to Sublessee or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the Building of any person. In the event of invasion, mob, riot, public excitement, strikes, lockouts, or other circumstances rendering such action advisable in Sublessor’s sole opinion, Sublessor will have the right to prevent access to the Building during the continuance of the same by such means as Sublessor, in its sole discretion, may deem appropriate, including without limitation locking doors and closing parking areas and other common areas. Sublessor will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance permitted under this Article 30, nor will such discontinuance in any way be construed as an eviction of Sublessee or cause an abatement of rent or operate to release Lessee from any of Sublessee’s obligations under this Sublease. Force Majeure does not apply with respect to the tenant occupancy stipulation and penalties as contained in Paragraph 2.

31. Securifl Deposit. In addition to the sum to be paid by Sublessee pursuant to Section 4(0) hereof, Sublessee shall, upon execution of this Sublease Agreement, deliver to Sublessor the sum of $0.00 (the “Security Deposit”) as security for the full and faithful performance by Sublessee of all of the terms, covenants and conditions of this Sublease Agreement to be performed by Sublessee.

32. Memorandum of Lease. This Sublease Agreement shall not be recorded but at the request of either party, Sublessor shall execute a memorandum of Lease, which may be recorded in the Erie County Clerk’s Office.

33. Representations and Warranties of Sublessee. Sublessee represents and warrants that the execution, delivery and performance of this Sublease Agreement and the consummation of the transactions herein contemplated have been duly authorized by the Sublessee (by all requisite corporate action on the part of the Sublessee, if the Sublessee is a corporation) and will not Violate any provision of law, any order of any court or agency of government, or the certificate of incorporation or by-laws of the Sublessee if a corporation, or any indenture, agreement or other instrument to which the Sublessee is a party or bywwhich it or any of its property is bound, or be in conflict with or result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or other instrument or result in the imposition of any lien, charge of encumbrance of any nature whatsoever.

34. Sublessee’s Covenants and Agreements in Connection with the Bond Financing.

a. Sublessee acknowledges and agrees that all right, title and interest of pledged Sublessor in this Sublease Agreement, including all rentals, will be pledged and assigned by Sublessor as security for the payment of the bonds.

b. Sublessee. agrees that this Sublease Agreement is expressly subordinated to the Lease Agreement, the Mortgage and Security documents and all extensions, modifications, menM ents and renewals thereof.

c. Sublessee shall not create or permit the creation of any liens, encumbrance, mortgage or charge on this Sublease Agreement or any of its rights and interest in the Leased Premises except (i) as may be permitted by the Mortgage, the Lease Agreement and the Security Documents and (ii) with the consent of the Sublessee.

d. Sublessee hereby acknowledges that neither the Agency nor the Bondholder shall be deemed the landlord of the Leased Premises for nay purpose and under no circumstances shall the Agency or the Bondholder be subject to any obligation or liability such.

e. Sublessee covenants and agrees that it shall provide Sublessor with all reasonable information and documentation with respect to Sublessee or its use of the Leased Premises necessary to comply with the provisions and requirements of the Sublease or any other documents related to Sublessor’s Bond Financing.

35. Consent of Agency, Bondholder and Other Mortgages. This Sublease Agreement shall not become effective unless and until the Agency and Bondholder and the holder of any other mortgage which now encumbers the Property (if such mortgage requires the consent of such mortgagee to a lease or sublease of the Property) have consented to it in accordance with the provisions of the Sublease Agreement and such other mortgage (if applicable). Sublessor shall use its best efforts to obtain the consent of the Agency and Bondholder and such other mortgages (if applicable), but shall not be liable in the event that the Agency or the Bondholder or such other mortgages (if applicable), as a condition to its (or their) consent, provided that such modification does not alter the financial terms hereof or the rights or obligations of the parties hereunder. Sublessee covenants and agrees to cooperate with Sublessor in obtaining the consent of the Agency, the Bondholder and (if applicable), such other mortgage.

36. Intentionally Omitted.

37. Sublease Agreement for Benefit of Agency and Bondholder. It is understood and agreed by the parties hereto that this Sublease Agreement is entered into in part for the benefit of the Agency and Bondholder, both of whom shall be entitled in the same manner as set forth in the Lease Agreement and the Mortgage to enforce performance and observance of this Sublease Agreement to the same extent as if they were parties signatory hereto. Whenever the consent of the Sublessor is required hereunder, the consent of the Agency, Bondholder and the holder of any other mortgage which encumbers the Property shall also be required if required by the Lease Agreement, the Mortgage, the Security Documents of any other mortgage which may encumber the Property.

38. Early Termination. In the event Sublessee or its owners sells or transfers substantially all of its assets or its stock to an unrelated party or entity, whether by merger, consolidation, sale or securities or otherwise, Sublessee may, at its’option, elect to terminate this Sublease Agreement by providing Sublessor with six (6) months advance notice of its intent to surrender the premises. After the sixth (6th) full calendar month, Sublessee shall no longer be obligated to fulfill its obligations under the terms of this Sublease Agreement. In the event that Sublessee exercises its right to early termination, Sublessee shall pay to Sublessor an early termination fee equal to six times the then currently monthly rent for the Leased Premises. Said early termination fee shall be due at the time Sublessee provides its notice to Sublessor of its early termination and shall be in lieu of payment of any rent for such six month period.

39. Construction. Sublessor shall construct the Leased Premises in accordance with the construction drawings, which shall incorporate Sublessee’s specifications attached hereto as Exhibit B.

40. Arbitration. Any dispute between Sublessor and Sublessee arising out of the provisions of the Sublease, expecting the payment of base rent shall be submitted to arbitration in such a manner as the parties may agree upon, or if they cannot agree, in accordance with the rules of the American Arbitration Association.

41. Basic Lease Information Summary. As used in this Sublease, the following basic lease terms shall have the meanings ascribed thereto:

	Sublease Date:	December 1, 2007

b.	Sublessee:	Immco Diagnostics, Inc.

	Sublessee’s Address:	60 Pineview Drive
Amherst, New York 14228

d.	Building Address:	60 Pineview Drive
Amherst, New York 14228

	Leased Premises:	60 Pineview Drive
Amherst, New York 14228

f. Sublessee’s Pro Rata Share of Building: 100%

g. Term: One Hundred Twenty (120) months beginning on the Commencement Date and expiring on the Expiration Date.

h.	Commencement Date:	December 1, 2007

	Expiration Date:	November 30, 2017

42. Exhibits. The following exhibits are attached to and made a part of this Sublease Agreement:

Exhibit A	The Premises and Legal Description
Exhibit B	Intentionally left blank
Exhibit C	Sublease Rate Schedule
Exhibit D	Sublessor’s Services
Exhibit E	Rules and Regulations
Exhibit F	Subordination, Non-Disturbance and Attornment Agreement

43. Additional Definitions. As used in this Sublease, the following terms shall have the meanings ascribed thereto:

a. Additional Rent: Any amounts that this Sublease requires Sublessee to pay in addition to base rent.

b. Building: The building and related improvements (including, without limitation, parking lots, walkways, driveways, fences and landscaping) of which the Premises are a part.

Land: The land on which the Building is located, which is described on Exhibit B.

d. Prime Rate: The rate of interest from time to time announced by Key Bank as its prime rate of interest.

Rent: The base rent and additional rent.

If any other provision of this Sublease contradicts any definition of this Article, the other provision will prevail.

44. Delivery of Premises:

a. “Delivery of Possession” shall be deemed to occur when a permanent Certificate of Occupancy has been issued. Sublessor shall be deemed to have complied with its obligations hereunder notwithstanding that there may be insubstantial terms of construction, installation, finishing work or mechanical adjustments which do not unreasonably interfere with Sublessee’s use and occupancy of the Premises.

b. In the event that Delivery of Possession shall occur on a date other than the first day of a calendar month, the Expiration Date (unless sooner terminated as provided herein) shall be deemed to be the last day of the 120th month following the month in which Delivery of Possession occurs. Sublessee shall pay to Sublessor rent on a pro rata basis for any such partial month based upon the actual number of days remaining in such month from and after the date of Delivery of Possession. The commencement date of the Sublease shall be the date of Delivery of Possession or occupancy whichever comes first.

c. Sublessee acknowledges that neither Sublessor nor its agents or employees have made any representations or warranties as to the suitability or fitness of the Premises for the conduct of Sublessee’s business or for any other purpose, nor has Sublessor or its agents or employees agreed to undertake any alterations or construct any Sublessee improvements to the Premises except as expressly provided in this Sublease. Sublessee will execute a Commencement Date Certificate which shall be attached to this Sublease within fifteen (15) days of Sublessee’s occupancy.

d. If as a consequence of any act and/or omission of Sublessee, its agents, employees, representatives or contractors or the failure of Sublesseeto promptly comply with all requests and requirements of utility company servicing the Premises, the Delivery of Possession shall be delayed despite the application by Sublessor of due diligence (which shall not include overtime or weekend work), then in such event, Sublessor by written notice delivered to Sublessee, shall establish the Commencement Date as the date on which such date would have occurred pursuant to the provisions of this Sublease had it not been for said acts or omissions of Sublessee, and the period of the term shall be adjusted accordingly.

45. Hazardous Materials:

a. For purposes of this Sublease, “Hazardous Materials” means any explosives, radioactive materials, hazardous wastes, or hazardous substances, including without limitation substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials, waste, or substances now or at anytime hereafter in effect (collectively, “Hazardous Materials Laws”).

b. Sublessee will not permit the Premises to be used or operated in a manner that may cause the Premises or the Building to be contaminated by any Hazardous Materials in violation of any Hazardous Materials Laws. Sublessee will immediately advise Sublessor in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (ii) all claims made or threatened by any third party against Sublessee, Sublessor, or the Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials on or about the Premises. Without Sublessor’s prior written consent, Sublessee will not take any remedial action or enter into any agreements or settlements in response to the aforementioned contamination by any Hazardous Materials in, on, or about the Premises. Notwithstanding the foregoing, it is hereby acknowledged that in the normal course of Sublessee’s occupancy and permitted use of the Leased Premises as an anatomic pathology and cytology laboratory, that Hazardous Materials will be used and stored in the Leased Premises and that Sublessee will provide MSDS forms as may be required by the Sublessor and any regulatory agencies before, during and after any construction phase.

c. Sublessee will be solely responsible for and will defend, indemnify and hold Sublessor, its agents, and employees harmless from and against all claims, costs and liabilities, including attorneys’ fees and costs, arising out of or in connection with Sublessee’s breach of its obligations in this Article 45 during the term of this Sublease Agreement. Sublessee will be solely responsible for and will defend, indemnify, and hold Sublessor, its agents, and employees harmless from and against any and all claims, costs, and liabilities, including attorneys’ fees and costs, arising out of or in connection with the removal, cleanup, and restoration work and materials necessary to return the Premises and any other property of whatever nature located on the Building to their condition existing prior to the appearance of Sublessee’s Hazardous Materials on the Premises. Sublessee’s obligations under this Article 45 will survive the expiration or other termination of this Sublease.

46. Sublessor’s Rules and Regulations. Sublessee and its employees, agents, licensees and visitors will at all times observe faithfully, and comply strictly with, the rules and regulations set forth in Exhibit E. Sublessor may from time to time reasonably amend, delete, or modify existing rules and regulations, or adopt reasonable new rules and regulations for the use, safety, cleanliness, and care of the Premises and the Building, and the comfort, quiet,~ and convenience of occupants of the Building, provided that the same shall not unreasonably interfere with Sublessee’s use of the Leased Premises. Modifications or additions to the rules and regulations will be effective upon thirty (30) days’ prior written notice to Sublessee from Sublessor. In the event of any breach of any rules or regulations or any amendments or additions to such rules and regulations, Sublessor will have all remedies that this Sublease provides for default by Sublessee, and will in addition have any remedies available at law or in equity, including the right to enjoin any breach of such rules and regulations. Sublessor will not be liable to Sublessee for violation of such rules and regulations by any other tenant, its employees, agents, visitors, or licensees or any other person. In the event of any conflict between the provisions of this Sublease and the rules and regulations, the provisions of this Sublease will govern. The rules and regulations will be enforced in a non-discriminatory manner.

47. Sublessor’s Consent: With respect to any provision hereof which provides for the consent or approval of Sublessor, said consent or approval shall be in writing and shall not be unreasonably withheld. Sublessee in no event shall be entitled to make any claim, and Sublessee hereby waives any claim for money damages, whether by way of set off, counterclaim, defense or otherwise, based upon any claim or assertion by Sublessee that Sublessor has unreasonably withheld or delayed any consent or approval. Sublessee’s sole remedies shall be an action or proceeding to enforce any such provision, or for an injunction or declaratory judgment. All expenses reasonably incurred by Sublessor in reviewing and acting upon any request for consent hereunder, including but not limited to, attorneys’ and architects’ fees, shall be reimbursed by Sublessee t0 Sublessor, shall be deemed to constitute additional rent and shall be paid over to Sublessor on the first day of the month following demand therefor.

48. Sale of the Building: A sale, conveyance, or assignment of the Building will operate to release Sublessor from liability from and after the effective date of such sale, conveyance, or assignment upon all of the covenants, terms, and conditions of this Sublease, express or implied, except those liabilities that arose prior to such effective date, and, after the effective date of such sale, conveyance, or assignment, Sublessee will look solely to Sublessor’s successor in interest in and to this Sublease. This Sublease will not be affected by any such sale, conveyance, or assignment and Sublessee will attorn to Sublessor’s successor in interest to this Sublease, so long as such successor in interest assumes Sublessor’s obligations under the Sublease from and after such effective date.

49. Representations and Covenants of Sublessor.

a. Sublessor warrants and represents to Sublessee as follows: (i) the Lease Agreement is in full force and effect, (ii) Sublessor has not received a notice of default or notice of termination with respect to the Lease Agreement, (iii) Sublessor is neither in default of nor has Sublessor breached any of its covenants, agreements or obligations under the Lease Agreement, (iv) to the best of Sublessor’s knowledge, the Agency is neither in default of nor has the Agency breached any of its covenants, agreements or obligations under the Lease, (v) Sublessor’s interest in the Lease Agreement has not been conveyed, transferred, assigned, pledged or otherwise encumbered, and (vi) all amounts due and payable by Sublessor under the Lease Agreement including any rent and additional rent have been paid through November 30, 2007.

b. Sublessor shall, in its capacity as tenant under the Lease Agreement, perform and fulfill all of its covenants, obligations and agreements under the Lease Agreement in accordance with the provisions thereof, and shall not do anything which would cause the Lease to be terminated or forfeited. Sublessor shall indemnify and hold Sublessee harmless from and against any and all claims, liabilities, losses, damage, demands, expenses (including, without limitation, reasonable attorney’s fees), actions and causes of action of any kind whatsoever by reason of any breach or default on the part of Sublessor or its employees or agents, in its capacity as tenant under the Lease Agreement, by reason of Which the Lease Agreement may be terminated or forfeited. Sublessor covenants that it will not enter into any agreement that will modify or amend the Lease Agreement so as to adversely affect Sublessee’s right to use and occupy the Leased Premises or any other rights of Sublessee under this Sublease Agreement, or increase or materially affect the obligations of Sublessee under this Sublease Agreement. Further, Sublessor will promptly provide Sublessee with copies of all notices of default that Sublessor delivers to, or receives from, theAgency under the Lease Agreement.

50. Subordination of Landlord Lien. Sublessor acknowledges that Sublessee may, from time to time enter into, financing arrangements with lenders wherein Sublessee will grant to such lenders a security interest in all or a portion of Sublessee’s personal property (referred to as “Collateral”). With respect to the Collateral, each of Sublessor and the Agency agrees that, during any period that a lender has a security interest in any of the Collateral, Sublessor and the

Agency disclaim any interest in the Collateral, waive any lien or security interest that they may have in the Collateral and agree not to levy upon the Collateral or to assert any claim against the Collateral. Each of Sublessor and the Agency agrees to execute any commercially reasonable instruments requested by a lender of Sublessee with respect to the foregoing.

SUBLEASE AGREEMENT AS OF THE DATE FIRST WRITTEN HEREOF.

Sublessor:	60 Pincview, LLC	Sublessee	Immco Diagnostics, Inc.

/s/ VIJAY KUMAR		/s/ RAJNISH KR MITTAL
Signature		Signature

VIJAY KUMAR		RAJNISH KR MITTAL
Name		Name

CFO
Title		Title

DESCRIPTION OF FACILITY REALTY

LEGAL DESCRIPTION

ALL THAT TRACT OR PARCEL OF LAND situate in the Town of Amherst, County of Erie and State of New York, being part of Lot No. 82, Township 12, Range 7 of the Holland Land Company’s Survey, bounded and described as follows:

BEGINNING at a point in the east line of Pineview Drive (50’ wide) at its intersection with the south line of lands conveyed to MJR Associates as recorded in the Erie County Clerk’s Office in Liber 10513 of Deeds at page 131, said point also being distant 402.56 feet southerly of the south line of North French Road, as measured along said east line of Pineview Drive; thence S 89° 59’ 36” E along the said south line of MJR Associates a distance of 275-1 feet to the southeast corner thereof: thence N 01° 01’ 09” W along the east line of said lands conveyed to MJR Associates a distance of 10.00 feet to the southwest corner of lands conveyed to William F- Swan as recorded in the Erie County Clerk’s Office in Liber 6505 of Deeds at page 405,- thence S 87° 08’ 26” E along said south line of William F. Swan a distance of 248.11 feet to a point in the west line of Sweet Home Road (66’ wide); thence S 00° 17’ 27” E along the west line of Sweet Home Road a distance of 100.00 feet to a point in the north line of lands conveyed to Howard Forman as recorded in the Erie County Clerk’s Office in Liber 9502 of Deeds at page 306; thence N 87° 08’ 26” W along said north line of Howard Forman a distance of 166.95 feet to the northwest corner thereof; thence S 00° 21’ 52” E along the west line of said Howard Forman’s lands a distance of 100.00 feet to the southwest corner thereof; thence N 87° 08’ 26” W a distance of 357.7 feet to a point in the east line of Pineview Drive; thence N 00° 02’ 32” E along the east line of Pineview Drive a distance of 176.24 feet to the point of beginning, containing 1.913 acres more or less.

EXHIBIT C

Lease Rate Schedule

Year	Rate/SF

1-3	$3 55,200 annual payment or $29,600 per month

4	$366,000 annual payment or $30,500 per month

$376,800 annual payment or $31,400 per month

6	$388,200 annual payment or $32,350 per month

$399,780 annual payment or $33,315 per month

$411,780 annual payment or $34,315 per month

9	$424,140 annual payment or $35,345 per month

10	$436,860 annual payment or $36,405 per month

EXHIBIT D

SUBLESSOR’S SERVICES

1. Repairs to and replacements of the foundation, roof and load bearing walls of the Building as needed in the reasonable judgment of Sublessor.

2. Repairs to -and replacements of the heating system, plumbing system, water system, electrical system, sprinkler system (if any) and air conditioning system serving the Leased Premises.

3. Snow plowing, parking lot lighting, striping and maintenance, landscaping, garbage removal, maintenance of fences (if any), lawn care, maintenance of Building exterior and Building sign (if any), general repairs and maintenance, site and building common utilities, cleaning and maintenance of any common hallways, walls and restrooms and other areas or facilities which service both the Leased Premises and other portions of the Building.

EXHIBIT B

1.	Sublessee shall not discharge or permit the discharge of any industrial waste, hazardous waste, or any other matter except for normal sanitary sewerage into the sewer facilities which serve or are used in connection with the Leased Premises-

2.	Sublessee shall not, without the prior written consent of Sublessor which consent shall not be unreasonably with held , conditioned or delayed, install or permit the installation of any object, including, without limitation, any antenna, dish, sign, or transmission device on the roof or exterior walls of the Leased Premises or Building or in the yard or parking areas related thereto.

3.	Sublessee shall not use, or permit the use of, the water, water closets and plumbing fixtures for any purposes other than those for which they were designed and constructed.

4.	Sublessee shall not use, keep, or permit to be used or kept, any foul or noxious gas or other substance in or about the Leased Premises, or permit or suffer the Leased Premises to Sublessor, the Agency, the Bondholder or any occupants of the Building or Property by reason of noise, odors, and/or vibrations or by reason of interference in any ways with other tenants of the Property or Building or those having business therein.

5.	Sublessee shall not exhibit, inscribe, paint or affix any sign, advertisement, notice or other document in or about the Leased Premises or the Building , or the surrounding areas, yards or parking lots or allow any such sign, advertisement, notice or other document to be so exhibited, inscribed, painted or affixed without first obtaining prior written consent of the Sublessor which consent shall not be unreasonably withheld , conditioned or delayed. In the event of any violations of the foregoing, Sublessor may remove same without any liability, and may charge the expense incurred by such removal to Sublessee.

6.	Sublessee shall not mark, paint, drill into or in any deface any part of the Leased Premises or the Building . Sublessee shall not bore, cut or string Wire on or about the Leased Premises, Building or the surrounding areas, yards or parking lots or perm it same to be done without the prior written consent of the Sublessor.

7.	Sublessor shall have the right to prohibit any advertising by Sublessee which, in Sublessor’s reasonable opinion tends to impair the reputation of the Sublessor or the desirability of the Building or the Property, and upon written notice from Sublessor, Sublessee shall refrain from or discontinue such advertising.

8.	Sublessee shall not bring or permit to be brought or kept in or on the Leased Premises, Building or surrounding yards, areas, or parking lots any inflammable, combustible or explosive or otherwise hazardous fluid, material chemical or substance or cause or permit any odors to penetrate in or emanate therefrom.

30